Exhibit 99.1

DRI Corporation Provides Update on Financing Initiatives

DALLAS--(BUSINESS WIRE)--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, today issued an update on its initiatives to more advantageously align the Company’s Balance Sheet with its operating plans.

David L. Turney, the Company’s Chairman, President and Chief Executive Officer, said, “In fiscal year 2008, we continue to expect revenues in the range of $68 million to $70 million, or a 17 percent to 20 percent year-over-year increase, and fully diluted earnings per share of $0.14 to $0.17. We also continue to believe that we will achieve a $100 million revenue run rate by the end of fiscal year 2010 even without potential acquisitions. To achieve this continued growth and profit improvement, we plan to further expand our served markets, introduce additional innovative new products and features, and continue to increase our international presence. As we set out to accomplish these tasks, there is a parallel need to ensure that our Balance Sheet is in order since our present U.S. debt financing arrangements are due for settlement in April and June of this year.”

DEBT REFINANCING

Stephen P. Slay, the Company’s Vice President, Chief Financial Officer, Secretary and Treasurer, said, “We are in the process of replacing the U.S. side of the debt on the balance sheet – a debt-for-debt matter. During that process, we plan to arrange the debt side of our balance sheet to be compatible with the growth plans for the next couple of years. The exact structure, content, terms, etc., will be coming together in the next few weeks. Our current note payable of $500,000 is due at the end of April and the line of credit – a $6 million cap that had a balance of $3.8 million at the end of December 2007 – is due near the end of June. Through Morgan Joseph, our investment bank, we have already had discussions with several interested lenders and we have received preliminary term sheets.”

Mr. Turney said, “We expect this initiative to be successfully concluded on or before the required schedules and we have multiple actions underway to that end. At that time, we will issue another update.”

GOING-CONCERN QUALIFICATION

On March 31, 2008, the Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the period ended Dec. 31, 2007. As indicated in that filing, the opinion of the Company’s independent, registered public accounting firm included a going-concern qualification. The Annual Report on Form 10-K is available via the Company’s Web site, www.digrec.com.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues, expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates, the expected restructuring of our current debt obligations, that we will be able to effect this restructuring prior to the maturity of our current debt obligations, and anticipated increases in shareholder value, as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that we may not have accurately forecasted the timing or amount of future revenues; that our expectations as to future business and revenue growth trends and future annualized run rates may not materialize; that we will be unable to restructure our debt obligations in a way that is compatible with our near-term growth plans and upon terms and conditions that are beneficial to the Company and that will permit us to repay our current debt obligations prior to their maturity; and that increases in shareholder value may not prove accurate over time; as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: veronicam@digrec.com
or
Sharon Merrill Associates, Inc. Contact:
David C. Calusdian
Executive Vice President and Partner
Phone: (617) 542-5300
Fax: (617) 423-7272
E-Mail: dcalusdian@investorrelations.com